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                                                                   Exhibit 10.10

                                  April 1, 1996



PERSONAL AND CONFIDENTIAL

Mr. Robert B. McKnight, Jr.
Chief Executive Officer
Quiksilver, Inc.
1740 Monrovia Avenue
Costa Mesa, California  92627-9407

                  Re:      Employment at Quiksilver
Dear Bob:

                  This letter ("Agreement") will confirm our understanding and agreement regarding your continued employment at Quiksilver, Inc. ("Quiksilver" or the "Company"), and completely supersedes and replaces any existing or previous oral or written understandings or agreements, express or implied, we have had. The terms contained in this letter are effective on and after April 1, 1996.

                  1.       Your position will be Chief Executive Officer.

                  2. Your base salary will be $30,333.33 per month, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (up or down) at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company; provided, however, that your base salary will not be reduced below its -------- initial level through March 31, 1999, should your employment continue through that date.

                  3.       For the fiscal year ending October 31, 1996, you
                           shall be eligible to receive a bonus in an amount equal to: (1) twenty-five percent (25%) of the bonus pool created based on the criteria set forth on Addendum "A" attached hereto for the time period November 1, 1995, through October 31, 1996, plus (2) fifty percent (50%) of the bonus payable to you based upon the criteria set forth on Addendum "B" attached hereto, for the time period November 1, 1995, through October 31, 1996. Moreover, should you remain employed with the Company during fiscal years 1996-1997 and/or 1997-1998, you shall be eligible to receive a bonus based on the criteria set forth on Addendum "C" attached hereto, for that portion of the fiscal year(s) during which you are so employed. Any bonus earned pursuant to this paragraph shall be paid within ten (10)
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                           days following the date the Company publicly releases
                           its annual audited financial statements (the "Bonus Payment Date"). Any bonus payment shall be less applicable withholdings and deductions. In the event that your employment with the Company is terminated prior to the end of the applicable fiscal year (including by reason of termination, resignation, disability or death), you shall be entitled to receive a pro rata portion of the bonus otherwise payable to you based upon the actual number of days which you were employed by the Company during the applicable fiscal year, which shall be paid on the Bonus Payment Date. The Company has made no representations or commitments regarding the existence or components of any bonus program should you remain employed with the Company after the close of fiscal year 1997-1998.

                  4. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days will be treated as earned or accrued.

                  5. You (and any eligible dependents you elect) will be covered by the Company's group medical insurance program on the same terms and conditions applicable to comparable employees. The Company reserves the right to change, modify, or eliminate such coverage in its discretion.

                  6. Quiksilver will pay the premium on a term life insurance policy on your life with a company of our choice in the face amount determined by the Company of not less than $1,000,000 payable to the beneficiary or beneficiaries of your choice. Quiksilver's obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and it is not required to pay premiums for such a policy in excess of $2,500 annually.

                  7. The amount and terms of stock options to be granted to you will be determined by the Board of Directors in its discretion and covered in separate agreements.

                  8. Notwithstanding anything to the contrary in this Agreement or in your prior employment relationship with the Company, express or implied, your employment continues to be for an unspecified term, and either you or Quiksilver may terminate such employment at will and with or without Cause at any time for any reason.

                           The Company may also terminate your employment immediately, without notice, and without further obligation for Cause, which shall be defined as (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of law,
                           (v) self-dealing, (vi) willful breach of duty,
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                           (vii) habitual neglect of duty, (viii) a material
                           breach by you of your obligations under Paragraphs 9 or 11 of this Agreement, or (ix) sustained unsatisfactory performance (determined by the
                           Board of Directors of the Company).

                           If Quiksilver elects to terminate your employment without Cause, or if you terminate your employment with the Company for Good Reason (as defined below) within six (6) months of the action constituting Good Reason, the Company will continue to pay your base salary (but not any bonuses or employment benefits) on its regular payroll dates for a period of twelve
                           (12) months.

                           "Good Reason" for you to terminate employment means a voluntary termination following a Change in Control (as defined in Addendum "D") as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this Agreement without your consent, (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this agreement, or (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this Agreement.

                  9. Quiksilver owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of Quiksilver, including, but not limited to, those items specifically mentioned above.

                  10. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company's benefit on such terms and conditions as shall be generally available to other executives of the Company.
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                  11.      You will be required to observe the Company's
                           personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

                  12. This Agreement, its addenda, and any stock option agreements Quiksilver may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification to this letter will be valid unless set forth in writing and signed by both you and the Chairman of the Board of the Company. To the fullest extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, the breach thereof, or any aspect of your employment or the cessation thereof must be settled exclusively by final and binding arbitration before a single arbitrator administered by JAMS/Endispute in Orange County, California, whose fees and costs shall be evenly divided by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company reserves the right, however, to seek judicial provisional remedies and equitable relief regarding any breach or threatened breach of your obligations regarding trade secrets and proprietary information.

                  13. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.
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                  Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

                  Best personal regards.

                                         Very truly yours,


                                         Steven L. Brink
                                         Chief Financial Officer and Secretary

Enclosures


ACKNOWLEDGED AND AGREED:

-----------------------------------
Robert B. McKnight, Jr.

Dated Effective:  April 1, 1996